SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2008 (April 23, 2008)

SIONIX CORPORATION
(Exact name of Company as specified in Charter)

Nevada	002-95626-D	87-0428526
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2082 Michelson Drive, Suite 306
Irvine, California 92612
(Address of Principal Executive Offices)

(949) 752-7980
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.02	Termination of a Material Definitive Agreement

The following discussion provides only a brief description of the document described below. The discussion is qualified in its entirety by the full text of the document.

On April 23, 2008 we entered into an Amendment to Lease (the “Amendment). The Amendment amended that certain Lease Agreement dated September 13, 2007 between Klein Investments Family Limited Partnership, referred to herein as the “Lessor”, and us pursuant to which we leased industrial property located at 14271 Corporate Drive, Garden Grove, California (the “Premises”). By signing the Amendment, the Lessor agreed to allow us to terminate the Lease Agreement on the following conditions:

•	we agreed to cooperate with the Lessor in showing the Premises;

•	we agreed to vacate the Premises upon 30 days notice; and

•
we agreed that our security deposit could be used to pay unpaid rent and any losses, expenses, liabilities or damages which the Lessor suffered as a result of the early termination, including leasing commissions.

By signing the Amendment, the Lessor agreed to accept 748,750 shares of our common stock as full and complete payment for the rent due for the months of March, April and May.

As part of the settlement of our lease obligations with the Lessor, we agreed to pay the sum of $18,000 to a vendor for the purpose of obtaining a release of a mechanic’s lien recorded against the Premises due to our failure to pay for materials and work provided to us. We settled this matter in exchange for a payment of $13,500 and the lien was released on April 4, 2008.

In accordance with the terms of the Amendment, on April 23, 2008 the Lessor gave us notice to vacate the Premises no later than May 30, 2008.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1    Amendment to Lease (dated March ___ 2008 but signed on April 23, 2008)

Exhibit 10.2    Notice to Vacate

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2008

SIONIX CORPORATION

By:	/s/ Richard Papalian
Richard Papalian, Chief Executive Officer